                                                                      EXHIBIT 10

                                 STANDARD FORM OF CHANGE OF CONTROL
                                            AND SEVERANCE AGREEMENT

                         EXECUTIVE SEPARATION AGREEMENT

      THIS AGREEMENT is made this ____ day of _______, 200_, between ValueVision Media, Inc., a Minnesota corporation ("the Company"), and ______________________ ("Executive").

      WHEREAS, the Company employs Executive as a _________________________; and

      WHEREAS, the Company wishes to provide Executive with certain benefits, and to receive from Executive certain agreements;

      THEREFORE, the parties agree:

1. TERM. This Agreement shall be effective from the date written above until the third (3rd) anniversary of the date written above, except as noted below.

2.    TERMINATION OF EMPLOYMENT.

      a. Termination For Cause. The Company may terminate Executive's employment immediately for Cause. Cause shall mean: (i) a material act which results in, or is intended to result in, Executive's personal enrichment at the expense of the Company, including theft or embezzlement; (ii) public conduct by Executive detrimental to the reputation of the Company; (iii) material violation by Executive of any Company policy, regulation or practice, including but not limited to the Executive's willful or grossly negligent failure to adequately perform the duties of his or her position to the material detriment of the Company; (iv) conviction of, or a plea of guilty or no contest to, a felony; (v) a physical or mental condition which persists for more than ninety (90) days and which prevents Executive from performing the essential functions of his or her position with or without reasonable accommodation; or (vi) Executive's death.

      b. Termination Without Cause. The Company may remove Executive from his or her duties, responsibilities or title without cause after fifteen
            (15) days' written notice, provided that the Company may relieve Executive of all duties during this 15-day period.

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      C.    Resignation by Executive for Good Reason in the Absence of Change in
            Control.

            Executive may resign from his or her employment for Good Reason in the absence of a Change in Control (as defined below) of the Company during the prior 18 months in the event that:

            i. the Company substantially diminishes the duties, responsibilities or title of the Executive such that the position held by the Executive is no longer an officer-level position (as determined in the sole discretion of the Human Resources and Compensation Committee of the Company's Board of Directors); and

            ii. the Company (A) materially breaches its obligations to pay Executive, unless the failure to pay is a result of a good faith dispute between the Company and the Executive; (B) reduces the overall compensation opportunity of Executive (unless as part of an across-the-board compensation opportunity reduction applicable on a similar basis to all similarly-situated Company executives, and provided that any such across-the-board reduction does not in the aggregate during the 18 months following the first such reduction exceed ten percent of Executive's overall compensation opportunity during the 12 months immediately preceding the date of the first such reduction); or (C) reduces the Executive's bonus opportunity or materially reduces other employee benefits made available to the Executive, in either case in a manner that singles out or uniquely affects Executive and is not part of a broader reduction, elimination, restructuring, reorganization, or other change in bonus objectives, bonus or compensation plans, and benefits made available to officers at the Company.

            In order for these occurrences to constitute Good Reason, Executive must provide the Company written notice stating in detail the reason that Good Reason exists, and the Company shall have thirty (30) days following receipt of this notice to correct the occurrence. Only if the Company fails to correct the occurrence does Good Reason exist.

      d. Resignation by Executive for Good Reason in the Event of Change in Control.

            Executive may resign from his or her employment for Good Reason in the event that there is a Change in Control of the Company during the prior 18 months in the event that:

            i. the Company substantially diminishes those duties, responsibilities or title of Executive set forth in Exhibit A to this Agreement;

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

            ii. the Company materially breaches its obligations to pay Executive, or reduces the base salary, bonus opportunity or other benefits to Executive, unless (a) this reduction is part of an across-the-board compensation reduction applicable on the same basis to all similarly-situated executives of the Company, (b) such reductions or changes do not in the aggregate exceed ten percent of Executive's base salary and annual bonus opportunity during the 12 month period immediately preceding the reduction or change, or (c) the failure to pay is a result of a good faith dispute between the Company and Executive; or

            iii. the Company requires Executive to be based at any office or location greater than fifty (50) miles from the location of Executive's primary current work location.

            In order for these occurrences to constitute Good Reason, Executive must provide the Company written notice stating in detail the reason that Good Reason exists, and the Company shall have thirty (30) days following receipt of this notice to correct the occurrence. Only if the Company fails to correct the occurrence does Good Reason exist.

3. Change in Control. "Change in Control" means an "Event" or a "Fundamental Change", as defined in the Company's 2004 Omnibus Stock Plan (the "Plan"), as amended from time to time. The Plan is incorporated by reference herein.

4.    Severance.

      a. The Company shall not make any severance payments to Executive unless (i) Executive has signed a release of claims in the form set forth in Exhibit B to this Agreement; (ii) all applicable rescission periods have expired; and (iii) Executive complies with the terms of this Agreement while severance is payable.

      b. In the event that Executive's employment is terminated for Cause pursuant to paragraph 2.a, or if Executive voluntarily terminates employment without Good Reason, the Company shall pay to Executive only base salary and auto allowance accrued as of the date on which Executive's employment terminates. For the avoidance of doubt, the parties agree that Executive will not be entitled to any bonus payment in the event of a termination under this paragraph 4.b.

      c. Payments in a Non-Change in Control Case. In the event of removal without Cause pursuant to paragraph 2.b, or if Executive resigns from his or her employment with Good Reason in the absence of a Change in Control within the prior 18 months pursuant to paragraph 2.c, in consideration and compensation for the non-compete obligations of the Executive under this Agreement, the Company shall continue Executive's employment for the Severance Period (as defined below) and shall pay or make available to Executive:

            i. base salary and auto allowance for an additional eighteen (18) months from the date on which removal or resignation under paragraph 2.b or 2.c occurs (the "Severance Period"), such payments to be made in equal monthly installments according to the Company's regular payroll practices, and subject to applicable withholding;

            ii. a pro-rata portion of the Executive's bonus opportunity for the fiscal year in which the removal or resignation under paragraph 2.b or 2.c occurred, adjusted to reflect the actual Company performance achieved for such fiscal year against company-wide performance targets for executives (to be calculated on the same basis as for bonuses paid to similarly-situated executives for such fiscal year), and if but only if such removal or resignation occurred after the 180th day of the fiscal year, and such bonus to be paid at the same time as bonus payments are made to other employees (in approximately April of each year); and

            iii. continued coverage during the Severance Period for any medical or dental coverage which Executive had during employment.

      d. Payments in a Change in Control Case. In the event of removal without Cause pursuant to paragraph 2.b, or if Executive resigns for Good Reason, no more than eighteen (18) months after a Change in Control pursuant to paragraph 2.d, in lieu of any payments otherwise due under Paragraph 4.c, and in consideration and compensation for the non-compete obligations of the Executive under this Agreement, the Company shall continue Executive's employment and shall pay or make available to Executive:

            i. base salary and auto allowance for twenty-four (24) months from the date on which removal or resignation under paragraph 2.b or 2.c occurs (the "Extended Severance Period"), such payments to be made in equal monthly installments according to the Company's regular payroll practices, subject to applicable withholding;

            ii. a pro-rata portion of Executive's bonus target amount for the fiscal year in which the removal or resignation under paragraph 2.b or

                  2.c occurs, and such bonus to be paid within thirty (30) days of the date of such removal or resignation; and

            iii. continued coverage during the Extended Severance Period for any medical or dental coverage which Executive had during employment, and/or, at the Executive's discretion, reimbursement for all payments made by Executive during the Extended Severance Period under COBRA, including any necessary "gross up" for tax purposes.

      e. Should Executive die or become disabled after removal or resignation pursuant to paragraph 2.b or 2.c, Executive's heirs or estate may continue receiving any remaining severance owed under paragraphs 4.c or 4.d.

      f. During any Severance Period or Extended Severance Period, Executive shall remain an employee of the Company with only the duties and responsibilities set forth in paragraph 4.g below. Executive shall not accrue vacation time during any Severance Period or Extended Severance Period. Executive's employment with the Company shall end on the last day of the Severance Period or Extended Severance Period, as applicable.

      g. During any Severance Period or Extended Severance Period, the Company may from time to time seek Executive's advice or consult with Executive, at reasonable times mutually agreed by the parties, with respect to matters that Executive handled or issues with which Executive has particular knowledge or expertise. In addition, during any Severance Period or Extended Severance Period, Executive shall reasonably cooperate with the Company with respect to all litigation, claims, proceedings, arbitrations or similar occurrences about which Executive has information and where Executive's services are required. Such cooperation may include, but not necessarily be limited to, Executive making himself or herself available for interviews, document reviews, reviewing and signing affidavits, giving depositions and testifying in court.

      h. Notwithstanding any other provision of this Paragraph 4 to the contrary, if the aggregate "After Tax Amount" (as defined below) of the Payments in a Change in Control Case that would be payable to the Executive would otherwise exceed the "After Tax Floor Amount" (as defined below) then the aggregate amount of payments in a Change in Control Case under this Paragraph shall be reduced (but not below the "Floor Amount") to the largest amount that would both (i) not cause any additional tax liability to be payable by the Executive under Code Section 4999 and (ii) not cause such payments to become nondeductible by the Company by reason of Section 280G of the Code (or any successor provision). For purposes of this provision, the Executive shall be deemed to be subject to the highest marginal rate of federal, state and local taxes excluding social security, Medicare and alternative minimum taxes.

            "After Tax Amount" means the portion of a specified amount that would remain after payment of all federal, state and local taxes (excluding social security, Medicare and alternative minimum taxes) and the 20% excise tax payable by the Executive under Code Section 4999 on any excess parachute payment otherwise payable under this Paragraph.

            "After Tax Floor Amount" means the after tax amount of the Floor Amount.

            "Floor Amount" means the greatest pretax amount of severance compensation payable under subparagraph d of this Paragraph 4 that could be paid to the Executive without causing the Executive to become liable for the payment of excise taxes pursuant to Code
            Section 4999 as a result of such payments.

5.    CONFIDENTIAL INFORMATION.

      a. Executive acknowledges that much of the information to which he or she has had or will have access during employment is confidential and belongs to the Company. Confidential Information may include, but is not limited to, customer data or lists, vendor data or lists, the terms of contracts with employees or third parties, business plans, information about prospects or opportunities, software codes or development work, and financial information. Confidential Information does not include Executive's general business or marketing knowledge, or information which is publicly available by proper means.

      b. All Confidential Information is the property of the Company, and Executive will not, at any time during or after employment, disclose to any unauthorized persons, or use for Executive's own benefit or the benefit of any third party, any of the Confidential Information without the Company's written consent. Executive will treat information as confidential if there is reason to believe that the Company considers it to be Confidential Information.

      c. Executive agrees to deliver to the Company at the termination of employment all documents, video and audio tapes and all other materials, whether in electronic, written, photographic or video form, relating to the business of the Company. Executive will not keep a copy of any such information without the Company's written consent.

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      d.    Executive will notify the Company immediately in the event that he or she is contacted by any third party, including but not limited to potential adverse parties, with regard to his activities on behalf of or knowledge of the Company.

6. INVENTIONS. Executive agrees that all inventions, innovations or improvements in the method of conducting the Company's business that are conceived or made by Executive belong to the Company. Executive will promptly disclose such inventions to the Company and perform all actions reasonably requested by the Company to protect those inventions. This agreement does not apply to any invention for which none of the Company's equipment, supplies, facility or trade secret information was used and which was developed entirely on Executive's own time, and (1) which does not relate (a) directly to the Company's business, or (b) to the Company's actual or demonstrably anticipated research or development, or (2) which does not result from any work that Executive performed for the Company.

7.    NONCOMPETITION AND NONSOLICITATION.

      a. Executive agrees that during his or her employment with the Company, and for the later of (i) twelve (12) months following the termination of that employment if Executive is not entitled to receive severance payments pursuant to this Agreement, or (ii) the last day of the Severance Period or Extended Severance Period if Executive is entitled to receive severance payments pursuant to this Agreement, Executive will not directly or indirectly own, manage, control, participate in, lend his or her name to, become an employee of, act as consultant or advisor to, or render services to, any competitor to the Company in the television home shopping business, the infomercial business, or any internet sites or catalog business that directly compete with the Company.

      b. Executive agrees that during his or her employment with the Company, and for the later of (i) twelve (12) months following the termination of that employment if Executive is not entitled to receive severance payments pursuant to this Agreement, or (ii) the last day of the Severance Period or Extended Severance Period if Executive is entitled to receive severance payments pursuant to this Agreement, Executive will not hire or attempt to induce any employee of the Company to leave his or her employ, or in any other way interfere with the Company's employment relationships.

      c. Executive agrees that during his or her employment with the Company, and for the later of (i) twelve (12) months following the termination of that employment if Executive is not entitled to receive severance payments pursuant to this Agreement, or (ii) the last day of the Severance Period or Extended Severance Period if Executive is entitled to receive severance payments pursuant to this Agreement, Executive will not attempt to induce any customer, supplier, franchisee, licensee, or other business relation of the Company to cease doing business with the Company, or in any other way interfere with the Company's business relationships.

      d. Executive agrees that in the event that he or she violates any of his obligations under this Paragraph that the Company will be irreparably injured and that monetary damages will be insufficient to address that injury. Accordingly, Executive agrees that the Company may obtain immediate injunctive relief to enjoin any future violations, in addition to any other remedies available at law.

8. TAXES. The Company may withhold from any amounts payable under this Agreement any federal, state or local taxes as are required to be withheld pursuant to law or regulation. In no event will Company indemnify Executive against any incremental tax liability incurred as a result of any compensation or benefit provided under this Agreement unless such indemnification is specifically stated within this Agreement.

9. TERMINATION OF EXISTING AGREEMENTS. Except for the Plan, the 2001 Omnibus Stock Plan, and any other written compensation plan or program, stock option agreement or restricted stock agreement, this Agreement supersedes all prior agreements between Executive and the Company; provided, however, that this Agreement shall not supersede any existing Salary Continuation Agreement between the Company and the Executive during the remaining term of such Salary Continuation Agreement (which shall not be renewed), and the terms and conditions of such Salary Continuation Agreement shall be controlling in all respects until the date of its termination according to its terms, and from and after such date, the terms and conditions of this Agreement shall apply.

10. ASSIGNMENT. The Company may assign its rights and obligations under this Agreement to a successor. Executive may not assign his or her rights and obligations under this Agreement without the written consent of the Company.

11. WAIVER. The failure of either party to insist upon performance of any provision of this Agreement does not waive that party's right to enforce the Agreement in the future.

12. ATTORNEY'S FEES FOLLOWING OR IN CONNECTION WITH A CHANGE IN CONTROL. In the event of any legal action in connection with this Agreement following or in connection with a Change in Control of the Company, the Company shall pay any and all of the reasonable attorney fees and costs of the Executive.

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

13. GOVERNING LAW AND VENUE. This Agreement shall be governed by the laws of Minnesota, and any disputes arising out of this Agreement shall be brought exclusively in either federal or state court in Hennepin County, Minnesota.

14. CONFORMANCE WITH SECTION 409A OF THE CODE. This Agreement is intended to satisfy the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code of 1986, as amended ("Code") (including current and future guidance issued by the Department of Treasury or Internal Revenue Service). To the extent that any provision of this Agreement fails to satisfy those requirements, the provision shall automatically be modified in a manner that, in the good-faith opinion of the Company, brings the provisions into compliance with those requirements while preserving as closely as possible the original intent of the provision and this Agreement. Such modifications may include, but are not necessarily limited to, the following:

      a. If the Executive is a "specified employee" under Section 409A(a)(2)(B) of the Code, then any payment under this Agreement that is treated as deferred compensation under Section 409A of the Code shall be deferred for six months following separation from service (without interest or earnings).

      b. Any extension of the exercise period of any stock option shall be limited to that permitted under Section 409A of the Code if necessary to prevent such option from being deferred compensation under Section 409A of the Code.

      The Company and the Executive agree to execute a revised Agreement if and to the extent necessary to satisfy the form requirements of Section 409A of the Code.

COMPANY:                                VALUEVISION MEDIA, INC.

                                        By: ________________________________
                                               Its: _____________

EXECUTIVE:                              ____________________________________
                                        *[EXECUTIVE NAME]

                                       9
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                                                                       EXHIBIT A

                                 JOB DESCRIPTION

Title:

Duties & Responsibilities:

                                                                       EXHIBIT B

                        FORM OF MUTUAL WAIVER AND RELEASE

THIS MUTUAL WAIVER AND RELEASE (this "Waiver and Release") is entered into by and between ValueVision Media, Inc., a Minnesota corporation (the "Company") and _____________(the "Executive") pursuant to that certain Executive Agreement executed by and between the Company and the Executive on the ___ day of ________, 200_ (the "Executive Agreement"). The Company and the Executive hereby agree knowingly and voluntarily as follows:

      1. In consideration of the mutual release given by paragraph 3 below and of the payments and benefits pursuant to the Executive Agreement (the "Benefits"), which Executive acknowledges are consideration for this Waiver and Release to which the Executive would not otherwise be entitled and are in lieu of any rights or claims that the Executive may have with respect to separation or severance benefits or other remuneration from the Company or its affiliates; and after the opportunity to consult legal counsel; the Executive hereby for him or herself, and his or her heirs, agents, executors, successors, assigns and administrators (collectively, "Related Parties"), forever releases, remises, and discharges, in all their capacities, the Company and all of its affiliates or subsidiaries, and any of their present or former directors, employees, fiduciaries, representatives, officers and agents, successors and assigns (collectively, the "Releasees") individually and in their official capacities, of and from all covenants, obligations, liabilities and agreements, and forever waives all claims, rights and causes of action whatsoever, in law or in equity, whether known or unknown, asserted or unasserted, suspected or unsuspected, that the Executive or any Related Parties ever had, may have in the future or have now; including, without limitation, any claims, rights and causes of action under United States federal, state or local law, regulation or decision, and the national or local law (statutory or decisional) of any foreign country, including, without limitation, those under the Age Discrimination in Employment Act, as amended 29 U.S.C. Sections 621 et. seq., the Older Workers Benefit Protection Act, 29 U.S.C. Section 626

      2. (f)(1), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, 42 U.S.C. Sections 12101-12213, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Minnesota Human Rights Act, and any other similar or related law, regulation or decision relating to or dealing with discrimination including, without limitation, any claims, rights or causes of action for punitive damages, attorney's fees, expenses and costs of litigation. Notwithstanding the foregoing, the Executive and Related Parties do not release or waive any right or claim (i) the Executive and Related Parties may have for non-payment of the Benefits or pursuant to any written stock option agreement or restricted stock agreement between the Company and the Executive; (ii) under ERISA to obtain post-employment payments and benefits under any employee benefit plan (as defined in ERISA); (iii) for indemnification under any agreement with or policy of the Company or its affiliates relating to indemnification of directors or officers or under any provision of the Company's articles or by-laws relating to indemnification of directors or officers; (iv) under any policy of directors' or officers' liability insurance; (v) that arises against the Company after the date of this Waiver and Release; and (vi) to obtain contribution as permitted by law in the event of entry of judgment against the Executive and the Company as a result of any act or failure to act for which the Executive and the Company are jointly liable.

      3. The Executive represents that he or she has not filed any claim against the Company relating to his or her employment and/or cessation of employment with the Company, or otherwise involving facts that occurred on or prior to the date that Executive has signed this Waiver and Release except as permitted under paragraph 1 hereof.

      4. In consideration for the Executive's release and waiver of claims herein and other good and valuable consideration, the Company, on behalf of itself and the Releasees, forever releases, remises and discharges, in all their capacities, the Executive and the Related Parties, individually and in their official capacities, of and from all covenants, obligations, liabilities and agreements, and forever waives all claims, rights and causes of action whatsoever, in law or in equity, whether known or unknown, asserted or unasserted, suspected or unsuspected, that the Company or any of the Releasees ever had, may have in the future or have now; including, without limitation, any claims, rights and causes of action under United States federal, state or local law, regulation or decision, and the national or local law (statutory or decisional) of any foreign country. Notwithstanding the foregoing, the Company and the Releasees do not release or waive (i) any right or claim that arises against the Executive after the date of this Waiver and Release, (ii) any claim against the Executive based on intentional misconduct, fraud, misappropriation or gross neglect, (iii) any right the Company and the Releasees may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive and the Company as a result of any act or failure to act for which the Executive and the Company are jointly liable, or
(iv) any right the Company may have under the Executive Agreement.

      5. The Executive and the Company understand and agree that the payments by the Company to the Executive and the signing of this Waiver and Release by the Executive and the Company do not in any way indicate that the Executive or the Company has any viable claims against the other or that the Executive or the Company admits any liability whatsoever to the other under such claims. This agreement contains a release of certain legal rights which Executive may have under the Age Discrimination in Employment Act and the Minnesota Human Rights Act. The Executive affirms that, prior to the execution of this Waiver and Release, the Company has advised him or her to consult with an attorney of the Executive's choice concerning the terms and conditions set forth herein, that the Executive has had an opportunity to ask any questions he or she might have about this Wavier and Release, and that the Executive has twenty-one (21) days following the Executive's signing of this Waiver and Release to consider this Waiver and Release and its consequences and to revoke and cancel the terms and conditions contained herein, and the terms and conditions of this Waiver and Release shall not become effective or enforceable until such revocation period has expired. The Executive acknowledges that the Benefits will not be paid or provided, and the Company's release in paragraph 3 above will not be effective, if he or she revokes this

      6. Waiver and Release. After Executive has accepted this agreement by signing it, he or she may revoke his or her acceptance for a period of fifteen
(15) days after the date he or she signed this agreement. This agreement will not be effective, and severance payments will not be made, until this fifteen
(15) day revocation period has expired. If Executive wishes to revoke his or her acceptance of this agreement, he or she must notify the Company in writing within the fifteen (15) day revocation period. Such notice must be delivered to the Company in person or mailed by certified mail, return receipt requested, to:
General Counsel ShopNBC / ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, MN 55344 If Executive fails to properly deliver or mail such written revocation as instructed, the revocation will not be effective.

      IN WITNESS WHEREOF, the parties hereto have executed this Waiver and Release this ___ day of _________.

                                         EXECUTIVE:

                                         By: ________________________________

                                         Name: ______________________________

                                         COMPANY:

                                         VALUEVISION MEDIA, INC.

                                         By: ________________________________

                                             Name: __________________________

                                             Title: _________________________